SPECIAL POWER OF ATTORNEY

THE STATE OF CALIFORNIA

COUNTY OF SANTA CLARA

KNOW ALL MEN BY THESE PRESENTS:

THAT I, Leslie Denend, of Palo Alto, California, do herby appoint eeach of Kent
H. Roberts, Stephen C. Richards, Roger A. Crabb and Sylvia Garcia-Lechelt, or any of them acting individually, my true and lawful attorney-in-fact to act in my name, place and stead and on my behalf to do all or any of the following acts, deeds and things, to-wit:

	To prepare, sign and file Forms 4 and Forms 5 with the Securities and Exchange
Commission with respect to holdings in Neworks Associates, Inc.

This instrument is to be construed and interpreted as a special power of attorney, whose scope is limited to that referenced immediately above.

IN WITNESS WHEREOF, I hereunto set my hand this 8th day of October 2002.

/s/ Leslie Denend